United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-08071

URBAN IMPROVEMENT FUND LIMITED 1974, LP

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(Exact name of registrant as specified in its charter)

1201 Third Avenue, Suite 5400

Seattle, WA 98101

206-622-9900

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(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Units of Limited Partnership Interests

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(Title of each class of securities covered by this Form)

None

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6.	☐

Approximate number of holders of record as of the certification or notice date: 14

Pursuant to the requirements of the Securities Exchange Act of 1934, Urban Improvement Fund Limited 1974, LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: December 18, 2007	URBAN IMPROVEMENT FUND
LIMITED 1974, LP

	By:	Interfinancial Real Estate
Management Company, its
General Partner

	By:	/s/ John M. Orehek
John M. Orehek, Senior Vice President